Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued (i) our report dated February 27, 2009, (August 28, 2009 as to the effects of the discontinued operations as discussed in Note 9 and changes in accounting for non-controlling interests and calculation of earnings per share as discussed in Note 1 and the effects thereof) with respect to the consolidated financial statements of Atlas Pipeline Partners, L.P. and subsidiaries (the “Partnership”) (which report expressed an unqualified opinion and included an explanatory paragraph concerning the retrospective adjustments related to the adoption of new methods of accounting for non-controlling interests and calculating earnings per unit) appearing in the Partnership’s Current Report on Form 8-K dated August 28, 2009; and (ii) our report dated February 27, 2009 with respect to the effectiveness of the Partnership’s internal controls over financial reporting appearing in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2008, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

September 2, 2009